Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Wilson W. Cheung

Chief Financial Officer

(510) 683-5900

AXT, Inc. Reports First Quarter 2005 Results

FREMONT, Calif. – April 19, 2005 - AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the first quarter ended March 31, 2005.  The company’s condensed consolidated financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

Revenue for the first quarter of 2005 was $6.6 million compared with $7.6 million for the fourth quarter of 2004.  During the first quarter of 2005, gallium arsenide (GaAs) substrate revenue increased by 11 percent to $5.2 million from $4.7 million in the prior quarter.  Indium phosphide (InP) substrate revenue was $137,000 for the first quarter of 2005 compared with $325,000 in the prior quarter, and raw materials revenue was $1.3 million for the first quarter of 2005 compared with $2.6 million in the prior quarter.

Gross margin was 4.2 percent of revenue in the first quarter of 2005 compared with 8.2 percent of revenue in the fourth quarter of 2004.  Gross margin in the fourth quarter of 2004 included one-time year-end adjustments, primarily related to a reduction in regular sales returns reserve and inventory valuation adjustments, that together caused an improvement in gross margins in the fourth quarter from approximately 3.2 percent to 8.2 percent.

Operating expenses were $4.7 million in the first quarter of 2005 compared with $3.6 million in the fourth quarter of 2004.  The $4.7 million included $1.3 million of expenses to be incurred for decommissioning our Fremont facilities in the second and third quarters of 2005.

The company reported a loss from continuing operations of $4.5 million for the first quarter of 2005 compared with a loss from continuing operations of $2.7 million for the fourth quarter of 2004.

Net interest and other income was $14,000 for the first quarter of 2005 compared with net interest and other income of $149,000 for the fourth quarter of 2004.

-More-

Net loss in the first quarter of 2005 was $4.1 million or a loss of $0.18 per basic and diluted share, compared with a net loss of $2.3 million or a loss of $0.10 per basic and diluted share for the fourth quarter of 2004.

Management Qualitative Comments

“AXT has many great assets that will be essential in substantially improving our performance,” said Phil Yin, chief executive officer.  “Don Tatzin and the management team have made significant changes in the past ten months that will lead to improved results.  While we are on the right course, there is much more to be done before we can be satisfied with our performance.  I intend to move aggressively to enable AXT to perform at its highest potential.

“In terms of our product quality, we announced last quarter that we are distributing samples of our auto-cleaned four-and six-inch diameter GaAs wafers.  Many samples are now with customers and the feedback has been positive.  During the first quarter, we received orders from several customers for larger diameter substrates and are working diligently to qualify and gain orders from other customers.  Regaining significant market share in larger diameter substrates is critical to our success.   The power amplifiers and other wireless communications products manufactured on these substrates represent more than fifty percent of the total gallium arsenide market and offer a greater opportunity to us given our low current share of this market.  We will aggressively pursue these customers, who are located primarily in the United States, Japan and other parts of Asia.

“We remain focused on improving product quality and quality systems and then selling our products aggressively to regain market share.  We are also working to improve our production processes, further strengthen our incoming and in-process quality control procedures and improve our consistency and level of product quality while boosting our efficiency.  With these changes, we are moving towards rebuilding our business and restoring the confidence of our customers and our shareholders.”

Outlook for Second Quarter, Ending June 30, 2005

AXT projects the following for the second quarter:

•                  Revenue is expected to be between $6.7 million and $7.1 million.

•                  Consolidated net loss per diluted share is expected to be between $0.13 and $0.15.

Conference Call

A conference call will be held on April 19, 2005 at 1:30 p.m. PDT.  The conference call can be accessed at (973) 935-2100 (PIN 5864358).  The call will also be simulcast on the Internet at www.axt.com.  Replays will be available at (973) 341-3080 until April 26, 2005.  Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call.  Management’s accompanying script will be available on the company’s website immediately after the call through April 19, 2006. Additional investor information can be accessed at

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www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company’s proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com. The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to our anticipated improved future results, anticipated new orders from customers, improved market share and opportunities to improve sales in certain industries and markets and grow our business, improvements in our product quality and production processes, as well as the outlook for our quarterly financial results for the second quarter of fiscal 2005.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment that could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: our ability to increase sales and market share and maintain product quality improvements, our ability to recruit new qualified staff, overall conditions in the markets in which we compete and competitive pressures, including pricing pressures, within those markets, market acceptance and demand for our products, and other factors as set forth in the company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

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AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004

Revenue	$6,634	$9,776
Cost of revenue	6,355	9,243
Gross profit	279	533

Operating expenses:
Selling, general and administrative	4,252	2,770
Research and development	362	341
Restructuring charge	125	—
Total operating expenses	4,739	3,111
Loss from operations	(4,460)	(2,578)
Interest income, net	(119)	(24)
Other expense (income), net	105	(34)
Loss before provision for income taxes	(4,446)	(2,520)
Provision for income taxes	35	40
Loss from continuing operations	(4,481)	(2,560)
Discontinued operations:
Gain from discontinued operations, net of tax	358	—
Net loss	$(4,123)	$(2,560)

Basic and diluted loss per share:
Loss from continuing operations	$(0.20)	$(0.11)
Gain from discontinued operations	0.02	—
Net loss per share	$(0.18)	$(0.11)

Shares used in computing basic and diluted loss per share	23,147	22,995

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2005	December 31, 2004
Assets:
Current assets
Cash and cash equivalents	$14,581	$12,117
Short-term investments	12,600	20,062
Accounts receivable, net	4,462	4,034
Inventories	15,984	16,462
Prepaid expenses and other current assets	3,351	2,523
Assets held for sale	1,250	1,250
Total current assets	52,228	56,448

Property, plant and equipment	17,775	19,045
Other assets	3,802	3,832
Restricted deposits	8,215	8,215

Total assets	$82,020	$87,540

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$1,779	$1,895
Accrued liabilities	8,019	7,690
Accrued restructuring	548	552
Current portion of long-term debt	450	450
Total current liabilities	10,796	10,587

Long-term debt, net of current portion	7,450	7,600
Other long-term liabilities	1,219	1,336
Total liabilities	19,465	19,523

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	155,480	155,454
Accumulated deficit	(96,684)	(92,561)
Other comprehensive income	227	1,592
Total stockholders’ equity	62,555	68,017

Total liabilities and stockholders’ equity	$82,020	$87,540